Exhibit 99.1

SP Acquisition Holdings, Inc. Announces Liquidation and Dissolution

NEW YORK, NY, October 13, 2009 -- SP Acquisition Holdings, Inc. (NYSE AMEX: DSP) (the “Company”) announced its proposed plan of liquidation today. As of the close of business on October 14, 2009, the Company’s share transfer books will close. The Company has advised the NYSE Amex to deregister the Company’s securities with the Securities and Exchange Commission.

The Company is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets.  Since the Company did not consummate a business combination by October 10, 2009, the time frame required by its amended and restated certificate of incorporation and the terms of its initial public offering, the Company’s existence will terminate and the Company has adopted a plan of liquidation in accordance with its amended and restated certificate of incorporation and applicable Delaware law.

The Company expects to distribute the amounts held in its trust account, which consist of proceeds from the Company’s initial public offering, together with the deferred portion of the underwriters’ discount and commission and unexpended interest (net of applicable taxes and reserves for contingent liabilities).  Liquidating distributions will be made to holders of shares of the Company’s common stock issued in the Company’s initial public offering payable upon presentation of certificates evidencing shares in the Company.  Stockholders whose stock is held in “street name” through a broker will automatically receive payment through the Depository Trust Company.  The liquidating distribution is expected to be approximately $9.85 per share.  No payments will be made with respect to any of the Company’s outstanding warrants or shares of common stock that were issued prior to the Company’s initial public offering.

The Company will deregister its securities under the Securities and Exchange Act of 1934, as amended, and delist its shares on the NYSE Amex.  As a result, the Company will no longer be a public reporting company and its securities will cease trading on the NYSE Amex as of the close of business on October 14, 2009.

About SP Acquisition Holdings

SP Acquisition Holdings is a blank check company organized under the laws of the State of Delaware on February 14, 2007.  It was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets.

Contact:	Sanford Antignas
590 Madison Avenue, 32nd Floor
New York, NY 10022
Tel. (212) 520-2300

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These statements reflect management's current beliefs and are based on information currently available. Forward-looking statements are based largely on expectations about future events and are subject to numerous assumptions, risks and uncertainties, which change over time. The Company’s actions could differ materially from those anticipated in forward-looking statements and you should not place any undue reliance on such forward looking statements. Factors that could cause the Company’s actions to differ from these forward-looking statements include the risks and uncertainties disclosed in the Company’s filings with the SEC.